Exhibit 5.1

May 6, 2014

Superior Drilling Products, Inc.

1583 South 1700 East

Vernal, UT 84078

Dear Superior Drilling Products, Inc.

You have requested the opinion of Wong Fleming, P.C. with respect to certain matters in connection with the filing by Superior Drilling Products, Inc. (previously known as SD Company, Inc.), a Utah corporation (the “Company”), of a Registration Statement (No. 333-195085) on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, including the related prospectus (the “Prospectus”). The Registration Statement covers an underwritten public offering (the “Offering”) of up to 5,750,000 shares of the Company’s common stock, par value $0.001 (the “Shares”), including 5,000,000 Shares to be sold initially by the Company, plus 750,000 Shares for which the underwriters have been granted an over-allotment option. Wong Fleming, P.C. is acting as special securities counsel for the Company in connection with the Registration Statement and the Offering.

In connection with this opinion, we have examined and relied upon originals, or copies certified or otherwise identified, of:

(a)	the Registration Statement and related Prospectus, as amended;

(b)	the Company’s Articles of Incorporation, as amended, and Bylaws, as currently in effect as of the date of this opinion;

(c)	the Company’s Amended and Restated Articles of Incorporation, and the Company’s Amended and Restated Bylaws, to be in effect upon the closing of the Offering;

(d)	certain resolutions and certifications of the Company’s shareholders and Board of Directors;

(e)	such statutes, including the Utah Revised Business Corporation Act, and applicable regulations as we have deemed necessary or advisable for the purposes of this opinion; and

(f)	originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

We have not independently verified any factual matter relating to this opinion.

In making our examination, we have assumed and have not verified (a) that all signatures on documents examined by us are genuine, (b) the legal capacity of all signors who are natural persons, (c) the authenticity of all documents submitted to us as originals, or (d) the conformity to the original documents of all documents submitted to us as certified, conformed, .pdf, or photostatic copies.

As to certain factual matters, we have relied upon a certificate of an officer of the Company and the Company’s outside general counsel, and have not sought independently to verify such matters. Our opinion is expressed only with respect to the Utah Revised Business Corporation Act. We express no opinion as to whether the laws of any particular jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance of securities.

Based on the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued against payment therefor in accordance with the Registration Statement and the related Prospectus, will be validly issued, fully paid and non-assessable.

We express no opinion other than as to the federal laws of the United States of America and the Utah Revised Business Corporation Act (including the statutory provisions, the applicable provisions of the Utah Constitution and reported judicial decisions interpreting the foregoing). For purposes of this opinion, we assume that the Shares were issued in compliance with all applicable state securities or blue sky laws.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Wong Fleming, P.C. under the caption “Legal Matters” in the Prospectus.

Sincerely,

 /s/ Wong Fleming, P.C.